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                                                                   EXHIBIT 5.1

                                                September 28, 2000

Lionbridge Technologies, Inc.
950 Winter Street
Waltham, Massachusetts  02451

         Re:      S-3 REGISTRATION STATEMENT

Ladies and Gentlemen:

         We are counsel to Lionbridge Technologies, Inc., a Delaware corporation (the "Company"), and have represented the Company in connection with the preparation and filing of the Company's Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the sale to the public of up to an aggregate of 1,500,000 outstanding shares of the Company's Common Stock, $.01 par value per share (the "Shares"), being sold by certain stockholders of the Company (the "Selling Stockholders").

         Based upon such investigation as we have deemed necessary, we are of the opinion that the Shares issued to the Selling Stockholders and which may be sold by the Selling Stockholders pursuant to the prospectus which is part of the Registration Statement are validly issued and are fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the prospectus contained in the Registration Statement under the caption "Legal Matters."

                                           Very truly yours,

                                           /s/ Testa, Hurwitz & Thibeault, LLP

                                           TESTA, HURWITZ & THIBEAULT, LLP